Exhibit 99.1

SERA PROGNOSTICS REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS
Salt Lake City – August 7, 2024 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the second quarter of 2024 ended June 30, 2024.
Recent Highlights:
•Publication of positive AVERT PRETERM TRIAL (Serum Assessment of Preterm Birth Outcomes Compared to Historical Controls) results in international peer-reviewed journal, Diagnostics, with coverage on front page of publication.
•Data analysis for final Prematurity Risk Assessment Combined with Clinical Interventions for Improved Neonatal OutcoMEs (PRIME) study begun and database lock anticipated mid-September with goal of publication in time for key pregnancy and maternal health conferences in the spring.
•Conditional approval received from New York State on ambient whole-blood collection, allowing Sera to complete nationwide rollout of new blood collection method.
•Executing variety of cost-effective programs to educate physicians and patients regarding benefits of Sera’s PreTRM® Test, such as with a leading platform for U.S. medical professionals with results showing high engagement, a direct to physician multi-channel strategy, and development of social media, email, and broadcast TV strategies to broaden awareness.
“We are pleased to have achieved publication of our positive AVERT study results and look forward to the publication of our pivotal PRIME study, both of which we believe are necessary prerequisites for growing our evidence portfolio, adoption and building revenue over time,” said Zhenya Lindgardt, President and CEO of Sera Prognostics. “To further expand awareness of the benefit of our PreTRM offering we are pursuing cost effective multi-channel strategies with focused investments where we anticipate the best impact for value delivered and, at the same time, working to support the establishment of care guidelines leveraging our compelling test-and-treat data.”
Second Quarter 2024 Financial Results
Second quarter 2024 revenue was $24,000 compared to $123,000 for the same period of 2023. Total operating expenses were $9.3 million, down 20% from $11.5 million for the second quarter of 2023.

Research and development expenses for the second quarter of 2024 were $4.4 million, and up about 19% from $3.7 million for the second quarter of 2023 due primarily to new product development activities.
Selling, general and administrative expenses for the second quarter of 2024 were $4.9 million, down 38% from $7.8 million for the second quarter of 2023 due primarily to steps to streamline commercial operations, better focus our commercial strategy and reduce overall operating expenses.
Lower costs resulted in a 21% narrower net loss for the second quarter of 2024 with a net loss of $8.3 million compared to $10.5 million for the same quarter a year ago.
Conference Call Information
Sera Prognostics will host a corresponding conference call and live webcast today to discuss second quarter 2024 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:
US domestic callers: (800) 836-8184
International callers: (646) 357-8785
Webcast Registration Link: https://app.webinar.net/9o5EWBrWj02
Live audio of the webcast will be available online from the Investors page of the Company’s website at www.seraprognostics.com. The webcast will be archived on the Investors page and will be available for one year.
About Sera Prognostics, Inc.
Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.
About Preterm Birth
Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2023 March of Dimes Report Card shows that, for the last five consecutive years, more than one in ten infants is born prematurely in the United States. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.
About the PreTRM® Test
The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.
Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.
Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to final PRIME database lock in mid-September; PRIME publication in time for key pregnancy and maternal health conferences in the spring; cost-effective programs to educate patients and physicians on the PreTRM® Test, such as a leading platform for U.S. medical professionals with results showing high engagement, a direct to physician multi-channel strategy, and development of social media, email, and broadcast TV strategies to broaden awareness; establishment of care guidelines; and the company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the COVID-19 pandemic and its potential lingering impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Final Prospectus on Form S-1, which was filed with the Securities and Exchange Commission on July 14, 2021, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contact
Investor Contact
Peter DeNardo, CapComm Partners
peter@capcommpartners.com
+1 (415) 389-6400

SERA PROGNOSTICS, INC.
Condensed Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$24	$123	$24	$223
Operating expenses:
Cost of revenue	20	80	37	142
Research and development	4,406	3,688	8,089	7,791
Selling and marketing	1,099	2,872	2,326	5,690
General and administrative	3,752	4,943	7,922	9,389
Total operating expenses	9,277	11,583	18,374	23,012
Loss from operations	(9,253)	(11,460)	(18,350)	(22,789)
Interest expense	(8)	(14)	(17)	(30)
Other income, net	958	932	1,967	1,712
Net loss	$(8,303)	$(10,542)	$(16,400)	$(21,107)
Net loss per share, basic and diluted	$(0.25)	$(0.34)	$(0.50)	$(0.68)
Weighted-average shares outstanding, basic and diluted	32,932,903	31,077,420	32,576,470	31,048,526

SERA PROGNOSTICS, INC.
Condensed Balance Sheets
(unaudited)
(in thousands)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$4,664	$3,880
Marketable securities	46,276	45,199
Accounts receivable	101	160
Other receivables	—	11,310
Prepaid expenses and other current assets	502	795
Total current assets	51,543	61,344
Property and equipment, net	1,607	1,999
Long-term marketable securities	30,006	30,841
Other assets	1,705	1,257
Total assets	$84,861	$95,441
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$952	$1,046
Accrued and other current liabilities	3,181	2,722
Finance lease obligation, current portion	396	440
Deferred revenue	20,228	20,235
Total current liabilities	24,757	24,443
Finance lease obligation, net of current portion	23	196
Operating lease obligation, net of current portion	328	644
Total liabilities	25,108	25,283
Commitments and contingencies
Stockholders' equity:
Common stock, Class A and Class B	3	3
Additional paid-in capital	323,257	317,066
Accumulated other comprehensive loss	(211)	(15)
Accumulated deficit	(263,296)	(246,896)
Total stockholders' equity	59,753	70,158
Total liabilities and stockholders' equity	$84,861	$95,441